Exhibit (h)(11)

SCHEDULE A

Dated: December 1, 2008

Marshall Large-Cap Value Fund

Marshall Large-Cap Growth Fund

Marshall Mid-Cap Value Fund

Marshall Mid-Cap Growth Fund

Marshall Small-Cap Growth Fund

Marshall International Stock Fund

Marshall Government Income Fund

Marshall Short-Intermediate Bond Fund

Marshall Intermediate Tax-Free Fund

Marshall Short-Term Income Fund

Marshall Prime Money Market Fund

Marshall Government Money Market Fund

Marshall Tax-Free Money Market Fund

Marshall Aggregate Bond Fund

Marshall Emerging Markets Equity Fund

Marshall Core Plus Bond Fund

Marshall Corporate Income Fund

MARSHALL FUNDS, INC.		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ John M. Blaser	By:	/s/ David J. Madden
Name:	John M. Blaser	Name:	David J. Madden
Title:	President	Title:	Vice President

MARSHALL & ILSLEY TRUST COMPANY, N.A.

By:	/s/ Timothy M. Bonin
Name:	Timothy M. Bonin
Title:	Vice President